Exhibit 99.1

Cellectar Announces Stock Consolidation

Florham Park, N.J., July 21, 2022 – Cellectar Biosciences, Inc. (Nasdaq: CLRB), a late-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted treatments for cancer, today announced that, as authorized by its stockholders, the Company is implementing a consolidation (reverse stock split) of its outstanding Common Shares on the basis of one (1) new Common Share for every ten (10) currently outstanding.

As of July 22, 2022, the Company will have approximately 6.1 million shares outstanding. The number of authorized shares and the par value per share will remain unchanged.

The new Common Shares will be effective for trading purposes as of the commencement of trading on Friday, July 22, 2022, and will trade under CUSIP number 15117F807. The Company’s ticker symbol, CLRB, will remain unchanged. The Company has amended its Certificate of Incorporation to effect the stock consolidation.

Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split, other than as a result of the cashing out of fractional shares. Stockholders who would otherwise hold a fractional share will receive a cash payment in lieu of the fractional share. The number of outstanding options and warrants will be adjusted accordingly. Please direct any questions you might have regarding the reverse split to your broker or the company’s stock transfer agent, American Stock Transfer & Trust Company, by calling (800) 937-5449 (domestic), or (718) 921-8317 (international).

About Cellectar Biosciences, Inc.
Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer
This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended March 31, 2022, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:
Monique Kosse
Managing Director
LifeSci Advisors
212-915-3820
monique@lifesciadvisors.com